Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-38534, 33-45012, 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, and 333-126693 of Pentair, Inc. of our reports dated February 25, 2008, with respect to the consolidated financial statements and financial statement schedule of Pentair, Inc. and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s changes in its method of accounting for uncertain tax positions in 2007 and defined benefit pension and postretirement benefit plans in 2006), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 25, 2008